As filed with the Securities and Exchange Commission on January 13, 1998
                                                          Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------
                           IRON MOUNTAIN INCORPORATED
             (Exact name of registrant as specified in its charter)

    DELAWARE                         4226                        04-3107342
(State or other         (primary standard Industrial         (I.R.S. Employer
jurisdiction of         classification code number)      Identification Number)
incorporation or
organization)

                      745 ATLANTIC AVENUE, BOSTON, MA 02111
                                 (617) 357-4455
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                                C. Richard Reese
                            Chairman of The Board of
                      Directors and Chief Executive Officer
                           Iron Mountain Incorporated
                               745 Atlantic Avenue
                                Boston, MA 02111
                                 (617) 357-4455
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                                    Copy to:
                           Susan Forest Barrett, Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                                Boston, MA 02109
                                 (617) 338-2800

         Approximate date of commencement of proposed sale to the public: From time to time as soon as practicable after this Registration Statement becomes effective.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                                   CALCULATION OF REGISTRATION FEE


====================================================================================================================================
Title of Each Class of Securities to  Amount to be           Proposed Maximum              Proposed Maximum            Amount of
          be Registered                Registered      Offering Price Per Share(1)   Aggregate Offering Price(1)   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
          Common Stock,                 1,000,000                  $35.50                       $ 35,500,000             $10,472.50
     Par Value $.01 per share
====================================================================================================================================

     (1)  The shares are to be offered at prices not presently determinable.  The offering price is estimated solely for the purpose of  calculating  the  registration  fee pursuant to Rule 457(c) under the  Securities  act of 1933, as amended,  using the average high and low prices reported on the Nasdaq National Market on January 8, 1998.

                             ----------------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that the Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              Subject to Completion
                  Preliminary Prospectus Dated January 13, 1998

PROSPECTUS

                                1,000,000 Shares
                           Iron Mountain Incorporated
                                  Common Stock
                             ----------------------

     This Prospectus relates to the issuance from time to time by Iron Mountain Incorporated (the "Company" or "Iron Mountain"), a Delaware corporation, of its shares of common stock, par value $.01 per share (the "Common Stock"), in an aggregate amount of up to 1,000,000 shares, upon terms to be determined at the time of each such offering.

     The Common Stock is to be offered directly by the Company in connection with the acquisition of the assets of, or ownership interests in, certain entities engaged in the same or similar lines of business as the Company or any of its subsidiaries. The consideration for acquisitions will consist of shares of Common Stock, cash, notes or other evidences of indebtedness, guarantees, assumption of liabilities, tangible or intangible property, or a combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of the assets or ownership interests to be acquired. In addition, the Company may lease property from and enter into management or consulting agreements and non-competition agreements with the former owners and key executive personnel of the businesses to be acquired.

     The Company contemplates that the terms of an acquisition will be determined by negotiations between the Company's representatives and the owners or controlling persons of the assets or ownership interests to be acquired. Factors taken into account in acquisitions include, among other relevant factors, the quality and reputation of the business, the assets, liabilities, results of operations and cash flows for the business, the quality of its management and employees, its earnings potential, the geographic locations of the business and the market value of the Common Stock of the Company when pertinent. The Company anticipates that shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock, either at the time the terms of the acquisitions are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the shares.

     The Company does not expect that underwriting discounts or commissions will be paid, except that finders fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         The Common Stock is traded on the Nasdaq National Market System under the symbol "IMTN." On January 8, 1998 the closing sale price of the Common Stock on the Nasdaq National Market System was $35.50 per share.
                             ----------------------
     See "RISK FACTORS" at page 6 for certain information that should be considered by prospective investors.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------



              The date of this Prospectus is ______________, 1998.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a registration statement on Form S-4 (together with all exhibits, schedules and amendments thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information concerning the Company and the Common Stock, reference is made to the Registration Statement. Copies of the Registration Statement may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fee.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission can be inspected and copies obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of Nasdaq operations, 1735 K Street N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Iron Mountain with the Commission (file no. 0-27584) pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Annual Report"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) Current Reports on Form 8-K dated June 25, 1997 (as amended August 26, 1997), October 1, 1997, October 16, 1997 (as amended November 10, 1997), October 30, 1997, November 25, 1997 and January 13, 1998, and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated January 18, 1996. In addition, the financial information contained in Iron Mountain's Registration Statements on Form S-4 (i) File No. 333-24635, filed with the Commission on April 4, 1997, as amended on May 7, 1997 and May 13, 1997, as made effective by the Commission on May 14, 1997, and (ii) file no. 333-41715, filed with the Commission on December 8, 1997, as made effective by the Commission on December 11, 1997 is incorporated herein by reference. All documents filed by Iron Mountain pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial Registration Statement and prior to the effectiveness of the Registration Statement and subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the respective dates of filing of any such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement), or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 745 Atlantic Avenue, Boston, Massachusetts 02111,
Attention: John F. Kenny, Jr., Executive Vice President and Chief Financial Officer.


                                   THE COMPANY

     Iron Mountain is America's largest records management company, as measured by its revenues. The Company is a national, full-service provider of records management and related services, enabling customers to outsource records management functions. Iron Mountain has a diversified customer base, which includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. The Company provides storage and related services for all major media, including paper (the dominant form of record storage), computer disk and tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. Iron Mountain's principal services provided to its storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. The Company also sells storage materials and provides consulting, facilities management, information technology staffing and other outsourcing services.

     Iron Mountain was incorporated in Delaware in 1990 but its predecessor operations date from 1951. The principal executive officers of the Company are located at 745 Atlantic Avenue, Boston, Massachusetts 02111. Its telephone number is (617) 357-4455.

            SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
                    (In thousands, except per share amounts)

     The following selected consolidated statements of operations and balance sheet data of the Company as of and for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from the Company's audited consolidated financial statements. The selected consolidated statements of operations and balance sheet data of the Company for the nine months ended September 30, 1996 and 1997 have been derived from the Company's unaudited condensed consolidated financial statements. The Company's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results for the entire year ending December 31, 1997. The selected consolidated financial and operating information set forth below should be read in conjunction with Iron Mountain's Consolidated Financial Statements and the Notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                                                                   Nine Months
                                                         Year Ended December 31,               Ended September 30,
                                             -----------------------------------------------   ------------------
                                               1992     1993     1994      1995      1996       1996      1997
                                             --------  -------  -------  --------- ---------   -------  ---------
Consolidated Statements of Operations Data:
Revenues:
   Storage.................................   $44,077  $48,892  $54,098  $  64,165  $ 85,826   $61,419  $  86,199
   Service and Storage Material Sales......    26,596   32,781   33,520     40,271    52,892    38,550     57,195
                                             --------  -------  -------  --------- ---------   -------  ---------
        Total Revenues.....................    70,673   81,673   87,618    104,436   138,718    99,969    143,394
Operating Expenses:
   Cost of Sales (Excluding Depreciation)..    35,169   43,054   45,880     52,277    70,747    51,091     73,742
   Selling, General and Administrative.....    17,630   19,971   20,853     26,035    34,342    24,762     35,682
   Depreciation and Amortization...........     5,780    6,789    8,690     12,341    16,936    11,896     18,495
                                             --------  -------  -------  --------- ---------   -------  ---------
        Total Operating Expenses...........    58,579   69,814   75,423     90,653   122,025    87,749    127,919
                                             --------  -------  -------  --------- ---------   -------  ---------
Operating Income...........................    12,094   11,859   12,195     13,783    16,693    12,220     15,475
Interest Expense...........................     8,412    8,203    8,954     11,838    14,901     9,981     17,631
                                             --------  -------  -------  --------- ---------   -------  ---------
Income (Loss) Before Provision (Credit) for
   Income Taxes............................     3,682    3,656    3,241      1,945     1,792     2,239     (2,156)
Provision (Credit) for Income Taxes........     2,095    2,088    1,957      1,697     1,435     1,542       (346)
                                             --------  -------  -------  --------- ---------   -------  ---------
Income (Loss) Before Extraordinary Charge..     1,587    1,568    1,284        248       357       697     (1,810)
Extraordinary Charge, Net of Tax Benefit (1)       --       --       --         --     2,216        --         --
                                             --------  -------  -------  --------- ---------   -------  ---------
Net Income (Loss)..........................     1,587    1,568    1,284        248    (1,769)      697     (1,810)
Accretion of Redeemable Put Warrant........       626      940    1,412      2,107       280       280         --
                                             --------  -------  -------  --------- ---------   -------  ---------
Net Income (Loss) Applicable to Common
   Stockholders............................   $    961 $   628  $  (128) $  (1,859) $ (2,049)  $   417  $  (1,810)
                                             ========  =======  =======  ========= =========   =======  =========
Income (Loss) Before Extraordinary Item per
   Common and Common Equivalent Share......   $  0.12  $  0.08  $ (0.02) $   (0.24) $   0.01   $  0.04  $   (0.17)
Net Income (Loss) per Common and Common
   Equivalent Share........................   $  0.12  $  0.08  $ (0.02) $   (0.24) $  (0.20)  $  0.04  $   (0.17)
Weighted Average Common and Common
   Equivalent Shares Outstanding...........     8,052    8,067    7,984      7,784    10,137    10,101     10,906

Other Data:
EBITDA (2).................................   $17,874  $18,648  $20,885  $  26,124  $ 33,629   $24,116  $  33,970
EBITDA as a Percentage of Total Revenues...      25.3 %   22.8 %   23.8 %     25.0%     24.2%     24.1 %     23.7%
Capital Expenditures:
   Growth (3)(4)...........................   $11,226  $13,605  $15,829  $  14,395  $ 23,334   $16,610  $  20,074
   Maintenance.............................       818    1,846    1,151        858     1,112       803        544
                                             --------  -------  -------  --------- ---------   -------  ---------
Total Capital Expenditures (4).............   $12,044  $15,451  $16,980  $  15,253  $ 24,446   $17,413  $  20,618
                                             ========  =======  =======  ========= =========   =======  =========
Additions to Customer Acquisition Costs....   $ 1,268  $   922  $ 1,366  $   1,379  $  1,642   $ 1,265  $     688

(continued on next page)

                                                         4






                                                            As of December 31,                    As of
                                             -----------------------------------------------   September 30,
                                                1992     1993      1994     1995      1996         1997
                                             --------- --------  --------  -------  --------     ---------
Consolidated Balance Sheet Data:
Cash and Cash Equivalents..................   $    498  $   591  $  1,303  $ 1,585  $  3,453      $  2,242
Total Assets...............................    115,429  125,288   136,859  186,881   281,799       451,099
Total Debt.................................     73,304   78,460    86,258  121,874   184,733       274,368
Stockholders' Equity.......................     23,419   24,047    22,869   21,011    52,384       113,945
---------------

(footnotes from the preceding page)
(1) The extraordinary charge for 1996 consists of a prepayment penalty, the write-off of deferred financing costs, original issue discount and loss on termination of interest rate protection agreements.
(2) Based on its experience in the records management industry, the Company believes that earnings before interest, taxes, depreciation, amortization and extraordinary items ("EBITDA") is an important tool for measuring the performance of records management companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating records management companies, and substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, EBITDA should not be considered an alternative to operating or net income (as determined in accordance with
    GAAP) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity.
(3) Growth capital expenditures include investments in racking systems, new buildings and leasehold improvements, equipment for new facilities, management information systems and facilities restructuring.
(4) Includes $2,901 in 1994 related to the cost of constructing a records management facility which was sold in a sale-leaseback transaction in the fourth quarter of 1994.

                                  RISK FACTORS


         Investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus and any
Prospectus Supplement, before purchasing any of the Common Stock. This Prospectus sets forth or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, such as those regarding the goals, beliefs, plans or current expectations of the Company and its management and other statements contained in this Prospectus regarding matters that are not historical facts. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors set forth below and the matters set forth or incorporated by reference in this Prospectus generally and any Prospectus Supplement. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect unanticipated events.

Risks Associated with Acquisition Strategy

         Iron Mountain has pursued and intends to continue to pursue acquisitions of records management and related service businesses as a key component of its growth strategy. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect Iron Mountain's operating results. The success of any completed acquisition  will  depend  in part  on  Iron  Mountain's  ability  to  integrate effectively the acquired businesses into Iron Mountain. The process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and Iron Mountain's financial and other resources. No assurance can be given that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that recent acquisitions or future acquisitions, if completed, will be successful.

         In September, 1997 Iron Mountain amended and restated its bank facility, dated as of September 30, 1996 among Iron Mountain, the lenders party thereto and The Chase Manhattan Bank, as Administrative Agent (the "Credit Agreement"). Under the terms of the Credit Agreement, acquisitions by Iron Mountain involving in excess of: (i) $65 million (other than the acquisition of Arcus Group, Inc. (the "Arcus Acquisition") and the acquisition of HIMSCORP, Inc. ("HIMSCORP")) for any one acquisition and (ii) $150 million in the aggregate or $100 million in cash for 1998 or any subsequent year require the approval of lenders holding 51% or more of the commitments under the Credit Agreement. No assurance can be given that the lenders will consent to any acquisitions that Iron Mountain proposes to make in excess of such limits.

         The size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

Competition; Alternative Technologies

         Iron Mountain has one or more competitors in all geographic areas where it operates. Iron Mountain believes that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology, and believes that it generally competes effectively based on these factors. As a result of this competition, the records management industry has for the past several years experienced downward pricing pressures. While Iron Mountain believes that this pricing climate is stabilizing, there can be no assurance that prices will not decline further, as competitors seek to gain or preserve market share. Should a further downward trend in pricing occur or continue for an extended period of time, it could have a material adverse effect on Iron Mountain's results of operations. Iron Mountain also competes for acquisition candidates. Some of Iron Mountain's competitors may possess greater financial and other resources than Iron Mountain. If any such competitor were to devote additional resources to the records management business and such acquisition candidates or to focus its strategy on Iron Mountain's markets, Iron Mountain's results of operations could be adversely affected. In addition, Iron Mountain faces competition from the internal document handling capability of its current and potential customers. There can be no assurance that these organizations will outsource more of their document management needs or that they will not bring in-house some or all of the functions they currently outsource.

         The substantial majority of Iron Mountain's revenues have been derived from the storage of paper documents and from related services. Such storage requires significant physical space. Alternative technologies for generating, capturing, managing, transmitting and storing information have been developed, many of which require significantly less space than paper. Such technologies include computer media, microforms, audio/video tape, film, CD-ROM and optical disk. None of these technologies has replaced paper as the principal means for storing information. However, there can be no assurance that one or more non-paper-based technologies (whether now existing or developed in the future) may not in the future reduce or supplant the use of paper as a preferred medium, which could in turn adversely affect Iron Mountain's business.

Financial Leverage; Debt Service Requirements

         Iron Mountain is highly leveraged due to the substantial indebtedness it has incurred primarily to finance acquisitions and expand its operations. Iron Mountain expects to continue to borrow under the Credit Agreement and possible future credit arrangements in order to finance possible future acquisitions and for general corporate purposes.

         The ability of Iron Mountain to repay its indebtedness depends upon future operating performance, which is subject to the success of Iron Mountain's business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond Iron Mountain's control. The debt service obligations of Iron Mountain could have important consequences, including the following: (i) the ability of Iron Mountain to obtain additional financing for future working capital needs or for possible future acquisitions or other purposes may be limited; (ii) a substantial portion of Iron Mountain's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes; (iii) Iron Mountain may be more vulnerable to adverse economic conditions than some of its competitors and thus may be limited in its ability to withstand competitive pressures; and (iv) Iron Mountain may be more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage.

         A substantial portion of Iron Mountain's cash flow from operations is required for debt service. Management believes that cash flow from operations in conjunction with borrowings from existing and possible future credit facilities will be sufficient for the foreseeable future to meet debt service requirements and to make possible future acquisitions and capital expenditures. However, there can be no assurance in this regard, and Iron Mountain's leverage could make it vulnerable to a downturn in the operating performance of its subsidiaries, a downturn in economic conditions or, because borrowings under the Credit Agreement bear interest at rates which fluctuate, increases in interest rates on borrowings under the Credit Agreement. If such cash flow were not sufficient to meet such debt service requirements or payments of principal, Iron Mountain could be required to sell additional equity securities, refinance its obligations or dispose of assets in order to make such scheduled payments. There can be no assurance that Iron Mountain would be able to effect any of such transactions or do so on favorable terms.

Casualty

         Iron Mountain currently maintains and intends to continue to maintain, to the extent such insurance is available on commercially reasonable terms, comprehensive liability, fire, flood and earthquake (where appropriate) and extended coverage insurance with respect to the properties that it now owns or leases or that it may in the future own or lease, with customary limits and deductibles. Certain types of loss, however, may not be fully insurable on a cost-effective basis, such as losses from earthquakes, or may be altogether uninsurable, such as losses from riots. Iron Mountain has in the past suffered damages and losses from an earthquake and a riot in California, which damages and losses were substantially covered by insurance. In March 1997, Iron Mountain experienced three fires, all of which authorities have determined were caused by arson and which resulted in extensive damage to one and destruction of the Company's other records management facility in South Brunswick Township, New Jersey. Iron Mountain has filed several insurance claims related to the South Brunswick fires, including a significant claim under its business interruption insurance policy. Some of the Company's customers or their insurance carriers have asserted claims or filed lawsuits as a consequence of the destruction of or damage to their records due to the fires. The Company is a defendant in three such lawsuits. The outcome of these claims and proceedings cannot be predicted. Based on its present assessment of the situation, after consultation with legal counsel, management does not believe that the outcome of these claims and lawsuits will have a material adverse effect on Iron Mountain's financial condition or results of operations, although there can be no assurance in this regard.

         In the future, should uninsured losses or damages occur, Iron Mountain could lose both its investment in and anticipated profits and cash flow from the affected property and may continue to be obligated on any leasehold obligations, mortgage indebtedness or other obligations related to such property. As a result, any such loss could materially adversely affect Iron Mountain.

History of Losses; EBITDA Objective

         Iron Mountain has a history of experiencing net losses applicable to common stockholders. Such net losses are attributable in part to significant non-cash charges associated with Iron Mountain's pursuit of its growth strategy, namely, (i) depreciation and amortization expenses associated with expansion of Iron Mountain's storage capacity and (ii) goodwill amortization associated with acquisitions accounted for under the purchase method. In addition, net income applicable to common stockholders has been negatively affected by a charge for accretion of a redeemable put warrant and, in 1996, by an extraordinary charge related to the early retirement of debt. The put warrant was redeemed in February 1996, upon completion of Iron Mountain's initial public offering.

         Iron Mountain's primary financial objective is to increase its earnings before interest, taxes, depreciation, amortization and extraordinary items ("EBITDA"), which is a source of funds to service indebtedness and for investment in continued internal growth and growth through acquisitions, and not net income and net income applicable to common stockholders. Iron Mountain has benefited from growth in EBITDA, while net losses applicable to common stockholders have increased over such period. Based on its experience in the records management industry, Iron Mountain believes that EBITDA is an important tool for measuring the performance of records management companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating records management companies, and Iron Mountain's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. Other measures of Iron Mountain's financial performance, such as net income and net income applicable to common stockholders, have been negatively affected by pursuit of Iron Mountain's objective to increase EBITDA and may be negatively affected in the future. In addition, execution of Iron Mountain's growth strategy could result in future net losses due to increased interest expense associated with borrowings under the Credit Agreement and possible future credit arrangements and increased depreciation and amortization expenses.

Anti-Takeover Effect of Certain Provisions of Iron Mountain's Certificate of Incorporation, By-Laws and the Notes Indentures

         Certain provisions of Iron Mountain's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Iron Mountain's By-Laws (the "By-Laws") could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding capital stock of Iron Mountain and could make it more difficult to consummate certain types of transactions involving an actual or potential change in control of Iron Mountain, such as a merger, tender offer or proxy contest. The Restated Certificate also provides for three classes of Directors, as equal in number as possible, to be elected on a staggered basis (one class per year). As a result of such a provision, it would generally require at least two elections of the Iron Mountain Board of Directors (the "Iron Mountain Board") to replace a majority of the members of the Iron Mountain Board, thereby enabling existing management to exercise significant control over Iron Mountain's affairs during such period. Pursuant to the Restated Certificate, shares of preferred stock, $.01 par value per share (the "Preferred Stock") may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences (including the right to vote and the right to convert into Common Stock), as the Iron Mountain Board may determine. Pursuant to the By-Laws, approximately 4 million shares of Common Stock that were issued by the Company in five acquisitions are subject to restrictions on transfer for varying periods of time, all of which expire by January 1999. A significant portion of such shares are held by affiliates.

         Iron Mountain currently has outstanding $165,000,000 in aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2006 issued in October 1996 (the "1996 Notes") and $250,000,000 in aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2009 issued in October 1997 (the "1997 Notes;" and collectively with the 1996 Notes, the "Senior Subordinated Notes"). Under certain circumstances relating to a change of control of Iron Mountain (a "Change of Control") as set forth in the indentures for the Senior Subordinated Notes (the "Notes Indentures"), Iron Mountain will be required to make an offer to purchase all of the outstanding Senior Subordinated Notes at a purchase price, in cash, equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that Iron Mountain would be able to obtain such funds through a refinancing of the Senior Subordinated Notes to be purchased or otherwise, or that the purchase would be permitted under the Credit Agreement. Also, the requirement that Iron Mountain make an offer to purchase all of the Senior Subordinated Notes then outstanding in the event of a Change of Control may have the effect of deterring a third party from effecting a transaction that would constitute a Change of Control.

Control by Principal Stockholders

         The voting power held by certain large stockholders of Iron Mountain may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Iron Mountain, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then-current market prices. In addition, as a result of such voting power such stockholders have the ability to significantly affect the election of Directors of Iron Mountain who, in turn, control the management and affairs of Iron Mountain.

Environmental Matters

         As of September 30, 1997, Iron Mountain owned or leased over 150 records management facilities. Under various federal, state and local environmental laws, ordinances and regulations ("Environmental Laws"), an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes or petroleum products. Certain such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. In addition, the presence of such substances, or the failure to properly remediate such property, may adversely affect the current property owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination.

         Certain Environmental Laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs"). Such laws may impose liability for release of ACMs and may enable third parties to seek recovery from owners or operators of real estate for personal injury associated with exposure to such substances. Certain facilities operated by Iron Mountain contain or may contain ACMs. In addition, certain of the properties formerly or currently owned or operated by Iron Mountain were previously used for industrial or other purposes that involved the use or storage of hazardous substances or petroleum products or the generation and disposal of hazardous wastes, and in some instances, included the operation of underground storage tanks ("USTs"). In connection with its former and current ownership or operation of certain properties, Iron Mountain may be potentially liable for environmental costs such as those discussed above. Iron Mountain has from time to time conducted certain environmental investigations and remedial activities at certain of its former and current facilities, but an in-depth environmental review of all properties has not yet been conducted by or on behalf of Iron Mountain.

         Iron Mountain believes it is in substantial compliance with all applicable material Environmental Laws. No assurance can be given that there are, or as a result of possible future acquisitions there will be, no environmental conditions for which Iron Mountain might be liable in the future or that future regulatory action, as well as compliance with future Environmental Laws, will not require Iron Mountain to incur costs for or at its properties that could have a material adverse effect on Iron Mountain's financial condition and results of operations.

No Intention to Pay Dividends

         Iron Mountain has never declared or paid cash dividends on its capital stock. Iron Mountain intends to retain future earnings for use in its business and does not anticipate declaring or paying any cash dividends on shares of Common Stock in the foreseeable future. In addition, Iron Mountain is currently restricted under the terms of the Credit Agreement and the Notes Indentures from declaring or paying cash dividends on its Common Stock.



                          DESCRIPTION OF CAPITAL STOCK

         The following description of the capital stock of Iron Mountain and certain provisions of the Restated Certificate and the By-Laws is a summary and is qualified in its entirety by reference to the Restated Certificate and the By-Laws.

         Iron Mountain's authorized capital stock consists of 100,000,000 shares of Common Stock, 1,000,000 shares of nonvoting common stock, par value $.01 per share (the " Nonvoting Common Stock"), and 2,000,000 shares of Preferred Stock. No shares of Preferred Stock have been issued. There were 13,452,917 shares of Common Stock held by 219 holders of record and no shares of Nonvoting Common Stock issued and outstanding as of January 5, 1998.

Common Stock

         The rights of holders of the Common Stock and the Nonvoting Common Stock are identical in all respects except voting and convertibility.

         Dividends. Holders of record of shares of Common Stock and Nonvoting Common Stock on the record date fixed by the Iron Mountain Board are entitled to receive such dividends as may be declared by the Iron Mountain Board out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of either class, however, unless simultaneously the same dividend is declared or paid on each share of the other class. In the case of any stock dividend, holders of each class are entitled to receive the same percentage dividend (payable in shares of that class) as the holders of the other class.

         Iron Mountain is currently restricted under the terms of the Credit Agreement and the Notes Indentures from paying cash dividends on the Common and Nonvoting Common Stock. Even if funds were to be available, Iron Mountain does not intend to pay dividends in the foreseeable future.

         Voting Rights. Except as otherwise required by law, on each matter submitted for a vote of stockholders, holders of shares of Common Stock are entitled to one vote per share and holders of Nonvoting Common Stock are not entitled to vote.

         Under the Restated Certificate, the vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of Directors, voting together as a single class (the "Voting Power"), is required for the amendment or repeal of, or the adoption of any provision inconsistent with, provisions of the Restated Certificate establishing a classified Board of Directors. The vote of holders of at least 662/3% of such Voting Power is required for the amendment or repeal of, or the adoption of any provision inconsistent with, provisions of the Restated Certificate authorizing the Preferred Stock, Common Stock and Nonvoting Common Stock or specifying the terms of the Common Stock and the Nonvoting Common Stock (including any amendment to increase any shares of authorized capital stock). Certain other provisions also require such a 662/3% vote. See "DGCL and Certain Provisions of the Restated Certificate and the By-Laws." There are no cumulative voting rights in the election of the Board of Directors of the Company.

         Conversion Provisions. Shares of Nonvoting Common Stock are convertible, at any time at the option of the holder, on a share-for-share basis into shares of Common Stock without the payment of any additional consideration; provided that the conversion of any shares of Nonvoting Common Stock by a "bank holding company" under the Bank Holding Company Act of 1956, as amended, or an affiliate thereof is prohibited if the conversion of the total number of shares of Nonvoting Common Stock held by such holder would cause it to be in violation of such Act.

         Liquidation Rights. Upon liquidation, dissolution or winding-up of Iron Mountain, the holders of Common Stock and Nonvoting Common Stock are entitled to share ratably (based on the number of shares held) in all assets available for distribution after payment in full of creditors and payment in full to any holders of Preferred Stock then outstanding of any amount required to be paid under the terms of such Preferred Stock.

         Other Provisions. The outstanding shares of Common Stock and Nonvoting Common Stock are validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, holders of each class will receive identical consideration, except that in any such transaction in which shares of stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between the two classes. Neither class may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other class is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

         The Transfer Agent and Registrar for the Common Stock is Boston Equiserve Limited Partnership, 150 Royall Street, Canton, Massachusetts 02021 (telephone number (781) 575-2000).

         The Iron Mountain Board has the power to issue shares of authorized but unissued Common Stock and Nonvoting Common Stock without further stockholder action. The holders of Common Stock and Nonvoting Common Stock are not entitled to preemptive or subscription rights. The issuance of such unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of Common Stock.

Preferred Stock

         The authorized and unissued shares of Preferred Stock may be issued with such designations, preferences, limitations and relative rights as the Iron Mountain Board may authorize including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;
(vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of Iron Mountain or the distribution of its assets; and (vii) the price or rates of conversion at which, and the terms and conditions on which the shares of such series may be converted into other securities, if such shares are convertible. Although Iron Mountain has no present intention to issue shares of Preferred Stock, the issuance of Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal and the rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.


             DGCL AND CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE
                                 AND THE BY-LAWS

         The Restated Certificate and the By-Laws contain certain provisions that could delay or make more difficult the acquisition of Iron Mountain by means of a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Iron Mountain first to negotiate with Iron Mountain. Iron Mountain believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Iron Mountain outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

Classified Board of Directors

         The Restated Certificate and the By-Laws provide for a Board of Directors that is divided into three classes of Directors, as nearly equal in number as possible, with the term of each class expiring in a different year. The By-Laws provide that the number of Directors will be fixed from time to time exclusively by the Iron Mountain Board, but shall consist of not more than 15 nor less than three Directors. The classified Iron Mountain Board is intended to promote continuity and stability of Iron Mountain's management and policies since a majority of the Directors at any given time will have prior experience as Directors of Iron Mountain. Such continuity and stability facilitates long-range planning of Iron Mountain's business and ensures the quality of its business operations. The classification of Directors has the effect of making it more difficult to change the composition of the Iron Mountain Board. At least two annual stockholder meetings, instead of one, would be required to effect a change in the majority control of the Iron Mountain Board, except in the event of vacancies resulting from removal (in which case the remaining Directors will fill the vacancies so created). See "--Removal of Directors; Filling Vacancies on the Iron Mountain Board."

Removal of Directors; Filling Vacancies on the Iron Mountain Board

         The Restated Certificate and Iron Mountain By-Laws provide that an Iron Mountain Director may be removed by the stockholders only for cause at any time during such Director's term of office by affirmative vote of the holders of at least 80% of the Voting Power.

         The By-Laws and the Restated Certificate both provide that a vacancy on the Iron Mountain Board, including a vacancy created by an increase in the size of the Iron Mountain Board by the Directors, may be filled by a majority of the remaining Directors or by a sole remaining Director, or if no Directors remain, then by the stockholders. The Restated Certificate also provides that any Director elected by the Iron Mountain Board to replace another Director of a given class of Directors will hold office until the next election of such class of Directors. These provisions are to ensure that a third party would be precluded from removing incumbent Directors and simultaneously gaining control of the Iron Mountain Board by filling the vacancies created by such removal with its own nominees. Moreover, even if the holders of the outstanding Common Stock were to vote to remove Directors for cause, only the remaining Directors would have the power to fill the vacancies created by such removal, unless such vote provided for the removal of the entire Iron Mountain Board for cause.

Amendment of Certain Provisions of the Restated Certificate and the By-Laws

         The Restated Certificate and the By-Laws contain provisions requiring the affirmative vote of the holders of at least 662/3% of the Voting Power to amend certain provisions of the Restated Certificate and the By-Laws. This supermajority voting provision also applies to (i) the provisions of the Restated Certificate authorizing Iron Mountain to release its Directors from any liability for monetary damages as a result of any breach of their fiduciary duties, with certain exceptions mandated by the DGCL, and (ii) the provisions allowing for the indemnification of officers and Directors of Iron Mountain. The Restated Certificate provides that the By-Laws may be amended only by a majority of the full Iron Mountain Board or by the stockholders holding at least 662/3% of the Voting Power. The DGCL provides that by-laws may not be amended by a corporation's Board of Directors unless the corporation's certificate of incorporation  expressly  authorizes  such amendments by the Board of Directors;
the Restated Certificate includes such a provision. Under the Restated Certificate, at least 80% of the Voting Power is required to approve amendments to those provisions of the Restated Certificate or Iron Mountain By-Laws establishing a classified Board, specifying notice requirements for stockholder nominations of Directors or business to be brought by a stockholder before an annual meeting and limiting the rights of stockholders to remove Directors or fill vacancies on the Iron Mountain Board, to call special meetings or to effect actions by written consent.

Stockholder Actions and Meetings

         Iron Mountain's Restated Certificate provides that stockholder action may be taken only at an annual or special meeting of stockholders and prohibits stockholders action by written consent in lieu of a meeting. The Restated Certificate and Iron Mountain By-Laws provide that special meetings of stockholders can be called by the Chairman of the Board of Directors, if any, or the Iron Mountain Board pursuant to a resolution approved by a majority of the members of the Iron Mountain Board. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Iron Mountain Board. The By-Laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Iron Mountain Board, of candidates for election as directors and with regard to business brought before an annual meeting of stockholders of Iron Mountain.

Delaware Anti-Takeover Statute.

         Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or
(iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to mean any person that (a) is the owner of 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, or any affiliate or associate of such person referred to in (a) or (b) of this sentence. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Restated Certificate and the By-Laws do not exclude Iron Mountain from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Iron Mountain to negotiate in advance with the Iron Mountain Board.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered by this Prospectus have been passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts. Jas. Murray Howe, Secretary of Iron Mountain, is of counsel to Sullivan & Worcester LLP and beneficially owns 3,855 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements and schedule of Iron Mountain Incorporated and its subsidiaries for the three years ended December 31, 1996, included in Iron Mountain's Annual Report on Form 10-K, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Nashville Vault Company, Ltd. for the year ended December 31, 1995, included in Iron Mountain's Registration Statement on Form S-4 (file No. 333-24635, effective date May 14, 1997), have been audited by Geo. S. Olive & Co. LLC, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of International Record Storage and Retrieval Services, Inc. for the year ended December 31, 1995, included in Iron Mountain's Registration Statement on Form S-4 (file No. 333-24635, effective date May 14,
1997), have been audited by Rothstein, Kass & Company, P.C., independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Mohawk Business Record Storage, Inc. for the year ended December 31, 1995, included in Iron Mountain's Registration Statement on Form S-4 (file No. 333-24635, effective date May 14, 1997), have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Security Archives of Minnesota for the year ended December 31, 1996, included in Iron Mountain's Current Report on Form 8-K dated October 30, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Wellington Financial Services, Inc. for the year ended December 31, 1996, included in Iron Mountain's Current Report on Form 8-K dated October 30, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Allegiance Business Archives, Ltd. for the year ended December 31, 1996, included in Iron Mountain's Current Report on Form 8-K dated November 25, 1997, have been audited by Stout, Causey & Horning, P.A., independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements and schedule of Safesite Records Management Corporation for the three years ended December 31, 1996, included in Iron Mountain's Registration Statement on Form S-4 (file no. 333-24635, effective date May 14, 1997), have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Concorde Group, Inc. and Neil Trucker Trust for the year ended December 31, 1996, included in Iron Mountain's Current Report on Form 8-K dated October 30, 1997, have been audited by Fisher, Schacht & Oliver LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Data Securities International, Inc. for the year ended December 31, 1996, included in Iron Mountain's Current Report on Form 8-K dated October 30, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Records Retention/FileSafe, LP for the two years ended December 31, 1996, included in Iron Mountain's Current Report on Form 8-K dated November 25, 1997, have been audited by Abbott Stringham & Lynch, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of HIMSCORP, Inc. and Subsidiaries for the period February 1, 1995 to December 31, 1995 and for the year ended December 31, 1996, appearing in Iron Mountain's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The consolidated financial statements of Arcus Technology Services, Inc. (Successor Company) for the year ended December 31, 1996 and the five months ended December 31, 1995 and the consolidated financial statements of Arcus, Inc. (Predecessor Company) for the seven months ended July 31, 1995 and the year ended December 31, 1994, appearing in Iron Mountain's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Arcus Group, Inc. for the two years in the period ended December 31, 1996, appearing in Iron Mountain's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Arcus Group, Inc. for the year ended December 31, 1994, included in Iron Mountain's Current Report on Form 8-K dated November 25, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, agents or dealers. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company and its subsidiaries since the date hereof or the information contained or incorporated by reference herein is correct at any time subsequent to the date hereof.

                                TABLE OF CONTENTS
                                                                         Page
Available Information                                                    2
Incorporation of Certain Documents by Reference                          2
The Company                                                              3
Selected Consolidated Financial and Other Operating Information          4
Risk Factors                                                             6
Description of Capital Stock                                             10
DGCL and Certain Provisions of the
 Restated Certificate and the By-laws                                    11
Legal Matters                                                            13
Experts                                                                  13

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a Director, officer, employee or agent of Iron Mountain may and, in certain cases, must be indemnified by Iron Mountain against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Iron Mountain. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the Director, officer, employee or agent is liable to Iron Mountain, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

         Article Sixth of Iron Mountain's Restated Certificate of Incorporation provides that Iron Mountain shall indemnify each person who is or was an officer or Director of Iron Mountain to the fullest extent permitted by Section 145 of the DGCL.

         Article Seventh of Iron Mountain's Restated Certificate of Incorporation states that no Director of Iron Mountain shall be liable to Iron Mountain or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect when such breach occurred.


Item 21.  Exhibits

         Exhibits indicated below are incorporated by reference to documents of Iron Mountain on file with the Securities and Exchange Commission. Exhibit numbers in parentheses refer to the exhibit numbers in the applicable filing. All other exhibits are filed herewith.


     Exhibit No.                                    Item                                              Exhibit
     -----------                                    ----                                              -------
          2.1         Agreement and Plan of Merger, dated as of September 26, 1997,                   (2.2)7
                      by and among Iron Mountain, Arcus Group, Inc., United
                      Acquisition Company and Arcus Technology Services, Inc.
                      (collectively, the "Arcus Parties")
          2.1A        Amendment No. 1 to Agreement and Plan of Merger, dated as of                   (2.1A)9
                      November 25, 1997, by and among Iron Mountain and each of
                      the Arcus Parties
          2.2         Agreement and Plan of Merger, dated as of February 19, 1997,                      (2)3
                      by and among Iron Mountain,  IM-1 Acquisition Corp. and
                      Safesite Records Management Corporation
          2.3         Amendment No. 1 to Agreement and Plan of Merger, dated as of                     (2A)5
                      April 1, 1997, by and among Iron Mountain,  IM-1 Acquisition
                      Corp. and Safesite Records Management Corporation
          2.4         Amendment No. 2 to Agreement and Plan of Merger, dated as of                     (2B)5
                      May 7, 1997, by and among Iron Mountain,  IM-1 Acquisition
                      Corp. and Safesite Records Management Corporation


                                      II-1





          2.5         Agreement and Plan of Merger, dated as of August 25, 1997, by                   (2.3)7
                      and among Iron Mountain, DSI Acquisition Corporation and Data
                      Securities International, Inc.
          2.6         Agreement and Plan of Merger, dated as of September 17, 1997,                   (2.2)8
                      by and among Iron Mountain,  IM-3 Acquisition Corp. and
                      HIMSCORP, Inc.
          3.1         Amended and Restated Certificate of Incorporation of Iron            Filed herewith as Exhibit 3.1
                      Mountain, as amended
          3.2         Amended and Restated By-Laws of Iron Mountain, as amended            Filed herewith as Exhibit 3.2
          5           Opinion of Sullivan & Worcester LLP                                   Filed herewith as Exhibit 5
          10.1        Second Amended and Restated Credit Agreement, dated as of                      (10.1)7
                      September 26, 1997, among Iron Mountain, the lenders party thereto and The Chase  Manhattan  Bank, as  Administrative
                      Agent
          10.2        Indenture for 101/8% Senior Subordinated Notes due 2006 by and                 (10.3)3
                      among Iron Mountain, certain of its subsidiaries and First
                      National Association, as trustee, dated October 1, 1996
          10.3        Indenture for 8 3/4% Senior Subordinated Notes due 2009 by and                  (4.1)6
                      among Iron Mountain, certain of its subsidiaries and The Bank of
                      New York, as trustee, dated October 24, 1997
          10.4        Iron Mountain Incorporated 1995 Stock Incentive Plan, as                       (10.1)4
                      amended
          10.5        Asset Purchase and Sale Agreement, dated November 22, 1995                    (10.17)1
                      among Iron Mountain Records Management, Inc. ("IMRM"),
                      Data Management Business Records Storage, Inc. and Outdoor
                      West, Inc.
          10.6        Record Center Storage Services Agreement between IMRM and                     (10.18)1
                      Resolution Trust Corporation, dated July 31, 1992, as renewed by letter agreement effective July 26, 1996 between Iron Mountain and the Federal Deposit Insurance Corporation
          10.7        Lease between IMRM and IM Houston (CR) Limited                                (10.19)1
                      Partnership, dated January 1, 1991
          10.8        Asset Purchase and Sale Agreement, dated July 11, 1996, among                 (10.20)2
                      IMRM, The Fortress Corporation and certain subsidiaries
          10.9        Stock Purchase and Sale Agreement, dated as of August 9, 1996,                (10.21)2
                      among IMRM and the shareholders of Data Archive Services of
                      Miami, Inc. and Data Archives Services, Inc.
          10.10       Asset Purchase Agreement, dated as of September 6, 1996,                      (10.23)2
                      among IMRM, Mohawk Business Record Storage, Inc., Michael
                      M. Rabin, Richard K. Rabin, Herman Ladin and Sidney Ladin
          10.11       Amended and Restated Registration Rights Agreement between                     (10.2)4
                      Iron Mountain and certain Stockholders, dated as of June 12,
                      1997


                                      II-2





          10.12       Joinder to Registration Rights Agreement, dated as of October 31,             (10.12)9
                      1997, by and between Iron Mountain and Kent P. Dauten
          10.13       Stockholders' Agreement, dated September 17, 1997, by and            Filed herewith as Exhibit 10.13
                      between Iron Mountain and Kent P. Dauten
          10.14       Stockholders' Agreement, dated as of February 19, 1997 by and                 (10.20)3
                      among Iron Mountain and certain stockholders of Safesite Records
                      Management Corporation
          10.15       Asset Purchase and Sale Agreement, dated March 12, 1997, by                   (10.22)5
                      and among IMRM, Chicago Data Destruction Corporation, and
                      John Mengel and John S. Mengel
          10.16       Asset Purchase and Sale Agreement, dated as of August 20,                      (10.2)7
                      1997, by and between IMRM and Records Retention/FileSafe,
                      L.P.
          10.17       Stockholders' Agreement, dated as of September 26, 1997, by                   (10.16)9
                      and among Iron Mountain and certain stockholders of the Arcus
                      Parties
          10.18       Exchange and Registration Rights Agreement, dated as of                       (10.18)9
                      October 21, 1997, among Iron Mountain, certain subsidiaries of
                      Iron Mountain and Bear, Stearns & Co., Inc. on behalf of itself and the other Initial Purchasers of Iron Mountain 8 3/4% Senior
                      Subordinated Notes due 2009
          11          Statement re: computation of per share earnings                                  (11)7
          21          Subsidiaries of Iron Mountain                                                    (21)9
          23.1        Consent of Ernst & Young LLP (Arcus Group, Inc. and Arcus            Filed herewith as Exhibit 23.1
                      Technology Services, Inc.)
          23.2        Consent of Arthur Andersen LLP (Arcus Group, Inc.)                   Filed herewith as Exhibit 23.2
          23.3        Consent of Ernst & Young LLP (HIMSCORP, Inc. and                     Filed herewith as Exhibit 23.3
                      Subsidiaries)
          23.4        Consent of Stout, Causey & Horning, P.A. (Allegiance Business        Filed herewith as Exhibit 23.4
                      Archives, Ltd.)
          23.5        Consent of Abbott, Stringham & Lynch (Records                        Filed herewith as Exhibit 23.5
                      Retention/FileSafe, LP)
          23.6        Consent of Arthur Andersen LLP (Security Archives of                 Filed herewith as Exhibit 23.6
                      Minnesota, Wellington Financial Services, Inc. and Data
                      Securities International, Inc.)
          23.7        Consent of Fisher, Schacht & Oliver, LLP (Concorde Group,            Filed herewith as Exhibit 23.7
                      Inc. and Neil Tucker Trust)
          23.8        Consent of Arthur Andersen LLP (Safesite Records Management          Filed herewith as Exhibit 23.8
                      Corporation and Mohawk Business Record Storage, Inc.)
          23.9        Consent of Geo S. Olive & Co. LLC (Nashville Vault                   Filed herewith as Exhibit 23.9
                      Company, Ltd.)


                                      II-3





          23.10       Consent of Rothstein, Kass & Company, P.C. (International            Filed herewith as Exhibit 23.10
                      Record Storage and Retrieval Service, Inc.)
          23.11       Consent of Arthur Andersen LLP (Iron Mountain Incorporated)          Filed herewith as Exhibit 23.11
          23.12       Consent of Sullivan & Worcester LLP                                  Contained in Exhibit 5 filed herewith
          24          Powers of Attorney                                                   Contained on Page II-6 of the
                                                                                             Registration Statement
          27          Financial Data Schedule                                                          (27)7



1        Filed as an  Exhibit  to Iron  Mountain's  Registration  Statement  No.
         33-99950 filed with the Securities and Exchange Commission on December 1, 1995.
2        Filed as an  Exhibit  to Iron  Mountain's  Registration  Statement  No.
         333-10359 filed with the Securities and Exchange Commission on August 16, 1996.
3 Filed as an Exhibit to Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission, File No. 0-27584.
4 Filed as an Exhibit to Iron Mountain's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Securities and Exchange Commission, File No. 0-27584.
5        Filed as an  Exhibit  to Iron  Mountain's  Registration  Statement  No.
         333-24635 filed with the Securities and Exchange Commission on April 4, 1997, as amended on May 7, 1997 and May 13, 1997.
6 Filed as an Exhibit to Iron Mountain's Current Report on Form 8-K dated October 30, 1997, filed with the Securities and Exchange Commission, File No. 0-27584.
7 Filed as an Exhibit to Iron Mountain's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the Securities and Exchange Commission, File No. 0-27584.
8 Filed as an Exhibit to Iron Mountain's Current Report on Form 8-K/A dated November 10, 1997, filed with the Securities and Exchange Commission, File No. 0-27584.
9        Filed as an  Exhibit  to Iron  Mountain's  Registration  Statement  No.
         333-41045 filed with the Securities and Exchange Commission on November 26, 1997.


Item 22.  Undertakings

         Iron Mountain hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided,  however,  that the  undertakings  set forth in paragraphs  (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

         (6) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request;

         (8) To supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of Iron Mountain, Iron Mountain has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Iron Mountain in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Iron Mountain will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, Iron Mountain Incorporated has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on January 13, 1998.


                            IRON MOUNTAIN INCORPORATED



                            By:  /s/ C. Richard Reese
                                 Name:  C. Richard Reese
                                 Title:   Chairman of the Board of Directors
                                           and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below on January 13, 1998 by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and Directors of Iron Mountain Incorporated hereby severally constitutes and appoints C. Richard Reese, David S. Wendell and John F. Kenny, Jr., and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement for the purpose of registering such securities under the Securities Act, and any and all amendments thereto, including without limitation any registration statement or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.


Signature                                             Title                                  Date


 /s/ C. Richard Reese                                 Chairman of the Board of Directors     January 13, 1998
C. Richard Reese                                      and Chief Executive Officer


 /s/ David S. Wendell                                 President, Chief Operating Officer     January 13, 1998
David S. Wendell                                      and Director


 /s/ John F. Kenny, Jr.                               Executive Vice President and Chief     January 13, 1998
John F. Kenny, Jr.                                    Financial Officer


 /s/ Eugene B. Doggett                                Executive Vice President and Director  January 13, 1998
Eugene B. Doggett


 /s/ Constantin R. Boden                              Director                               January 13, 1998
Constantin R. Boden


 /s/ Arthur D. Little                                 Director                               January 13, 1998
Arthur D. Little


                                      II-6


 /s/ Vincent J. Ryan                                  Director                               January 13, 1998
Vincent J. Ryan


 /s/ B. Thomas Golisano                               Director                               January 13, 1998
B. Thomas Golisano


 /s/ Kent P. Dauten                                   Director                               January 13, 1998
Kent P. Dauten



 /s/ Clarke H. Bailey                                 Director                               January 13, 1998
Clarke H. Bailey



 /s/ Jean A. Bua                                      Vice President and Corporate           January 13, 1998
Jean A. Bua                                           Controller
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